EXHIBIT 10.33
McKESSON CORPORATION
CHANGE IN CONTROL POLICY FOR SELECTED EXECUTIVE EMPLOYEES
(Effective as of November 1, 2006)

TABLE OF CONTENTS

1.	ADOPTION AND PURPOSE OF POLICY	1

2.	CHANGE IN CONTROL BENEFITS	1

3.	FORM OF BENEFIT	3

4.	EFFECT OF DEATH OF EMPLOYEE	3

5.	AMENDMENT AND TERMINATION	3

6.	ADMINISTRATION AND FIDUCIARIES	4

7.	CLAIMS AND APPEAL PROCEDURES	4

8.	ARBITRATION EXCLUSIVE REMEDY	6

9.	GENERAL PROVISIONS	7

10.	DEFINITIONS	7

11.	EXECUTION	9
 i

McKESSON CORPORATION
CHANGE IN CONTROL POLICY FOR SELECTED EXECUTIVE EMPLOYEES
(Effective as of November 1, 2006)
1.	ADOPTION AND PURPOSE OF POLICY.
The McKesson Corporation Change in Control Policy for Selected Executive Employees (the “Policy”) was adopted effective November 1, 2006 by McKesson Corporation, a Delaware corporation (the “Company”), to provide a program of severance payments to certain employees of the Company and its designated subsidiaries whose employment is terminated as the result of a Change in Control. The Policy is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2510.3-1 of the regulations issued there under. The plan administrator of the Policy for purposes of ERISA is the Company. The Policy was adopted to read as set forth herein effective as of November 1, 2006.
2.	CHANGE IN CONTROL BENEFITS.
     (a) Basic Change in Control Benefits. In the event of the occurrence of a Change in Control where a Participant’s employment is terminated under circumstances that constitute a Separation from Service (i) initiated at the direction of the person or entity that is involved in, or otherwise in connection with, such Change in Control, for any reason other than Cause or (ii) initiated by the Participant for Good Reason, and if such termination of employment occurs within the period 6 months preceding or 24 months following a Change in Control, that Participant shall be entitled to a Change in Control benefit equal to the following:

Tier One Participant	2.99 times Earnings
Tier Two Participant	2 times Earnings
Tier Three Participant	1 times Earnings
     (b) Other Change in Control Benefits. A Participant who is entitled to the basic Change in Control benefit provided in (a) above also shall be entitled to the following:
          (i) If the Participant is a Tier One Participant and is covered by the Executive Benefit Retirement Plan, his or her straight life annuity benefits under that Plan shall be calculated by adding three additional years of age and three additional years of service to the Participant’s actual age and service; provided, however, that the actuarially equivalent lump sum value amount shall be based on the Participant’s actual age; and
          (ii) The Participant is and his or her eligible dependents are eligible to have continued coverage under the health plan in which the Participant was a participant at the time of termination for the number of years set forth below from the date of termination, at a cost no greater than the cost in effect at the time of the Change in Control:

Tier One Participant	3 years
Tier Two Participant	2 years
Tier Three Participant	1 year
          and
          (iii) The Participant is eligible to have continued Company-paid life insurance at the level in effect on the date of the Change in Control for the number of years set forth below from the date of termination:

Tier One Participant	3 years
Tier Two Participant	2 years
Tier Three Participant	1 year
          (iv) The Participant is eligible for outplacement services, in an amount not to exceed the amount determined by the Executive Vice President, Human Resources.
          (v) If, as a result of the Participant’s employment with the Company or termination thereof, the benefits received by the Participant (the “Total Payments”) are subject to the excise tax provision set forth in Section 4999 of the Code (the “Excise Tax”), the Company shall pay to Participant an additional amount (the “Gross-Up Payment”) such that the net amount retained by Participant, after deduction of any Excise Tax on the benefits received hereunder and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Participant and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent “reasonable compensation” for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this paragraph, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes). In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Participant shall repay to the

Company, within five business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Participant, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Participant’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Participant with respect to such excess) within five business days following the time that the amount of such excess is finally determined. The Participant and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
     (c) Nothing in this Policy shall alter or impair any rights a Participant may have upon Separation from Service under any other plan or program of the Company.
3.	FORM OF BENEFIT.
The benefit described in Section 2(a) shall be paid in a lump sum on the first day of the eighth month following the date of the Participant’s Separation from Service. Such payment shall include an additional amount representing interest credited at the rate being credited to accounts under the Company’s Deferred Compensation Administration Plan III during the relevant seven-month period.
4.	EFFECT OF DEATH OF EMPLOYEE.
Should a Participant die after Separation from Service and becoming eligible to receive the benefits provided in Section 2(a) and prior to the payment of the entire benefit due hereunder, the balance of the benefit payable under Section 2(a) shall be paid in a lump sum to the Participant’s surviving spouse, or, if none, to his or her surviving children or, if none, to his or her estate, as soon as reasonably practicable after the date of death. The provisions of Section 2(b) (other than subsection (iv)) shall continue to apply following the Participant’s death.
5.	AMENDMENT AND TERMINATION.
The Company reserves the right to terminate the Policy at any time by action of its Board of Directors and to amend the Policy or increase or decrease the amount of any benefit provided under the Policy by action of the Compensation Committee of its Board of Directors; provided, however, that no such action shall have the effect of decreasing the benefit of a Participant whose Separation from Service following a Change in Control occurred prior to the date of the Board of Directors’ or Compensation Committee’s action; provided, further, that no action taken within six months before or 24 months after a Change in Control shall be effective if the result of such action would be to decrease the benefit of any individual who has been designated a Participant pursuant to Section 10(g)(i).
6.	ADMINISTRATION AND FIDUCIARIES.
     (a) Plan Sponsor and Administrator. The Company is the “plan sponsor” and the “administrator” of the Policy, within the meaning of ERISA.
     (b) Administrative Responsibilities. The Company shall be the named fiduciary with the power and sole discretion to determine who is eligible for benefits under the Policy, to determine the value of benefits paid in any form other than cash or the present value of any cash or other benefits paid over time, to interpret the Policy and to prescribe such forms, make such rules, regulations and computations and prescribe such guidelines as it may determine are necessary or appropriate for the operation and administration of the Policy and to change the terms of or rescind such rules, regulations or guidelines. Such determinations of eligibility, rules, regulations, interpretations, computations and guidelines shall be conclusive and binding upon all persons. In administering the Policy, the Company shall at all times discharge its duties with respect to the Policy in accordance with the standards set forth in Section 404(a)(1) of ERISA.
     (c) Allocation and Delegation of Responsibilities. The Compensation Committee may allocate any of the Company’s responsibilities for the operation and administration of the Policy among the Company’s officers, employees and agents. It may also delegate any of the Company’s responsibilities under the Policy by designating, in writing, another person to carry out such responsibilities.
     (d) No Individual Liability. It is declared to be the express purpose and intent of the Company that no individual liability shall attach to or be incurred by any member of the Board of Directors of the Company, or by any officer, employee representative or agent of the Company, under, or by reason of the operation of, the Policy.
7.	CLAIMS AND APPEAL PROCEDURES
     (a) Informal Resolution of Questions. Any Participant who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Human Resources Department of the Company. If this discussion does not give the Participant satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section 7.
     (b) Formal Benefits Claim – Review by Executive Vice President, Human Resources.* A Participant may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require

*	For purposes of this Section 7, if the Executive Vice President, Human Resources is the claimant the General Counsel shall perform the claim and appeal functions of the Executive Vice President, Human Resources.

additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.
     (c) Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section 7(b). The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
     (d) Appeal to Executive Vice President.
          (i) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Executive Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.
          (ii) The Executive Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.
          (iii) The Executive Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.

          (iv) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
          (v) The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
     (e) Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 7(b), has been notified that the claim is denied in accordance with Section 7(c), has filed a written request for a review of the claim in accordance with Section 7(d), and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section 7(d).
8.	ARBITRATION EXCLUSIVE REMEDY.
     Any dispute, controversy or claim arising under the Policy, shall be settled exclusively by final and binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”). A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties or, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall apply the same substantive law, with the same statures of limitations and remedies, that would apply if the claims were brought in court. The arbitrator also shall prepare a written decision containing the essential findings and conclusions upon which the decision containing the essential findings and conclusions upon which the decision is based. Either party may bring an action in court to compel arbitration under this Agreement or to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any claim subject to this agreement to arbitrate. Any arbitration held pursuant to this paragraph shall take place in San Francisco, California. Each party shall pay its own costs and attorneys’ fees, unless a party prevails on a statutory claim and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The Company agrees to pay the costs and fees of the arbitrator. THE PARTICIPANTS UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT.

9.	GENERAL PROVISIONS.
     (a) Basis of Payments to and from Policy. All benefits under the Policy shall be paid by the Company. The Policy shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company. Nothing contained in the Policy shall be deemed to create a trust of any kind for the benefit of any employee, or create any fiduciary relationship between the Company and any employee with respect to any assets of the Company. The Company is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which the Company chooses to use for advance funding shall not cause the Policy to be a funded plan within the meaning of ERISA.
     (b) No Employment Rights. Nothing in the Policy shall be deemed to give any individual the right to remain in the employ of the Company or a subsidiary or to limit in any way the right of the Company or a subsidiary to discharge, demote, reclassify, transfer, relocate an individual or terminate an individual’s employment at any time and for any reason, which right is hereby reserved.
     (c) Non-alienation of Benefits. No benefit payable under the Policy shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do shall be void.
     (d) Legal Construction. The Policy shall be governed and interpreted in accordance with ERISA.
     (e) Successors to the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform the obligations of the Company under the Policy in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.
     (f) Section 409A. Notwithstanding any other provision of this Policy, the Company shall administer and construe this Policy in accordance with Section 409A of the Code, the regulations promulgated thereunder, and any other published interpretive authority, as issued or amended from time to time. The Company shall have the authority to delay the payment of any amounts under this Policy to the extent it deems necessary or appropriate to comply with Section 409A of the Code.
10.	DEFINITIONS.
Whenever used and capitalized in the text of the Policy, the following terms shall have the meaning set forth below:
     (a) “Base Salary and Bonus” means the Participant’s annual base salary as in effect immediately prior to the date of such Participant’s termination and the target bonus for such Participant for the fiscal year in which such Participant’s Separation from Service occurs, in each case inclusive of any amounts deferred by the intended recipient.

     (b) “Cause” means termination of the Participant’s employment upon the Participant’s willful engagement in misconduct which is demonstrably and materially injurious to the Company. No act, or failure to act, on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
     (c) A “Change in Control” shall mean the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A(a)(2)(A)(v) of the Code, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Earnings” means a Participant’s (i) annual base salary and (ii) the greater of (A) the Participant’s target bonus under the Company’s Management Incentive Plan or (B) the average of the Participant’s bonus for the latest three years for which the Participant was eligible to receive a bonus (or such lesser period of time during which the Participant was eligible to receive a bonus).
     (f) “Good Reason” means any of the following actions, if taken without the express written consent of the Participant, which shall not be affected by the Participant’s incapacity due to physical or mental illness:
          (i) Any material change by the Corporation in the Participant ‘s functions, duties or responsibilities, which change would cause the Participant ‘s position with the Corporation to become of less dignity, responsibility, importance, or scope as compared to the position and attributes that applied to the Participant immediately prior to the Change in Control;
          (ii) Any significant reduction in the Participant ‘s base annual salary, [MIP target or Long Term Incentive compensation (LTI) targets, which LTI targets include cash awards with performance periods greater than one year and equity based grants,] except for a reduction effected as part of an across-the-board reduction affecting all executive officers of the Corporation;
          (iii) Any material failure by the Corporation to comply with any of the provisions of an award (or of any employment agreement between the parties) subsequent to a Change in Control;
          (iv) The Corporation’s requiring the Participant to be based at any office or location more than 25 miles from the office at which the Participant is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities;
          (v) For Tier 1 employees only, any change in the person to whom the Participant reports, as this relationship existed immediately prior to a Change in Control.

     (g) “Participant” means (i) an individual who is designated to be eligible to participate in the Policy by the Compensation Committee of the Board of Directors of the Company (the “Committee”) and (ii) whose employment is terminated under circumstances that render him or her eligible for the benefits described in Section 2 of the Policy. “Participant” shall not include any individual covered by an agreement with the Company or an affiliate that provides for benefits in the event of a change in control or similar event. When designating an individual or a group as Participant(s), the Committee shall specify whether such individual shall be a Tier One Participant, a Tier Two Participant or a Tier Three Participant.
     (h) “Separate from Service” or “Separation from Service” means termination of employment with the Company, other than by reason of Disability or death. A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to the Company in a capacity other than as an employee and if the former employee is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) and the annual remuneration for such services is fifty percent or more of the annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with the Company is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) or the annual remuneration for such services is less than twenty percent of the annual remuneration earned during the three full calendar years of employment with the Company (or if less, such lesser period).
11.	EXECUTION
This Change in Control Policy was adopted on October 27, 2006, to be effective as of November 1, 2006.
McKESSON CORPORATION

By:
Paul E. Kirincic
Executive Vice President, Human Resources